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                                                                    EXHIBIT 23.1

               CONSENT OF ERNST & YOUNG LLP, INDEPENDENT AUDITORS

     We consent to the incorporation by reference in the Registration Statement (Form S-8) and related prospectus pertaining to the 1996 Stock Plan, the Amended and Restated 1991 Employee Stock Purchase Plan and the Amended and Restated 1991 Foreign Subsidiary Employee Stock Purchase Plan of Sybase, Inc. of our report dated January 28, 1998, except for Note Thirteen, as to which the date is February 26, 1998, with respect to the consolidated financial statements of Sybase, Inc. included in its Annual Report (Form 10-K) for the year ended December 31, 1997, and the related financial statement schedule included therein, filed with the Securities and Exchange Commission.



                                           ERNST & YOUNG LLP


San Francisco, California
June 10, 1998